Exhibit 10.3

BOISE INC.

Restricted Stock Unit Award Agreement

Directors

This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of May     , 2008 (the “Award Date”), by and between Boise Inc. (“Boise”) and                                        (“Director” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.             Terms and Conditions; Definitions.  This Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.             Award.  You are awarded                        restricted stock units (RSUs), at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.  These RSUs are the “Award.”

3.             Restriction Period.  The Award shall vest and become payable on February 28, 2009.  Any units not vested on or before February 28, 2009, shall be forfeited.

4.             Termination as Director.  If you separate from service as a director before February 28, 2009, your Award will be treated as follows.

4.1           If your separation from service is due to your death, disability (as defined pursuant to Section 409A of the Internal Revenue Code and the regulations thereunder), failure to be re-elected by shareholders as a director, or resignation following a Change in Control event or other restructuring of Boise (as determined in the sole discretion of Boise’s board of directors as constituted immediately prior to the Change in Control or restructuring event), all RSUs not vested at the time of your Termination of Employment will vest and become payable on the date of your death, disability, or other separation from service.

4.2           If your separation from service is due to any reason other than those enumerated in Section 4.1, a pro rata portion of the Award will vest and become payable on the date of your separation from service.  The pro rata portion will be calculated based on the number of full calendar months of your service as a director from February 28, 2008, through the date of your termination of service as a director, divided by twelve.  Any unvested RSUs remaining after the pro rata calculation will be forfeited.

4.3           For purposes of this Award, a separation from service as a director will not be deemed to have occurred if you continue to provide services to Boise or a subsidiary as an independent contractor or consultant or in any other capacity after you cease being a director.  In this case, your separation from service will be deemed to occur on the date your service contract expires without intent to renew or to provide further services, or, if no contract exists, on the date you cease providing all services to Boise and its subsidiaries.  The determination of whether and when a separation from service has occurred will be made based on specific facts and circumstances and will comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

5.             No Transfer.  The RSUs awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting.  Any attempt to transfer your rights in the awarded RSUs prior to vesting will result in the immediate forfeiture of the awarded RSUs.

6.             Rights.  With respect to the awarded RSUs, you are not a shareholder and do not have any voting rights.  You shall not be entitled to receive any dividends, notional or otherwise, with respect to the RSUs during the restriction period prior to vesting.

7.             Payment.  Vested RSUs will be paid to you in whole shares of Boise common stock.  Partial shares, if any, will be paid in cash.  The designated payment date for purposes of Section 409A of the Internal Revenue Code and the regulations thereunder for RSUs vesting pursuant to Section 4 shall be the date of death, disability, or separation from service, as appropriate.  Delivery of shares and/or payment of cash pursuant to this Agreement shall be made as soon as practicable following vesting and in any case by the later of December 31st of the calendar year in which the vesting date or designated payment date occurs or the 15th day of the third calendar month following the vesting date or designated payment date.

You must sign this Agreement and return it to Boise’s Compensation Department on or before May 30, 2008, in order for the Award to be effective.  If this Agreement is not received by the Compensation Department on or before May 30, 2008, the Award will be forfeited.  Return your executed Agreement to:  Jeannine Sims, Compensation Department, Boise Paper Holdings, L.L.C., P.O. Box 990050, Boise, ID  83799-0050, or fax your signed form to 208-333-1846.

Boise Inc.	Director

By:	Signature:
Name:
Title:	Printed Name: